Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-101284 on Form S-8 of our report dated September 3, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142) relating to the financial statements and financial statement schedule of CheckFree Corporation, appearing in the Annual Report on Form 10-K of CheckFree Corporation for the year ended June 30, 2004.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 13, 2005